Exhibit 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Nicholas J. Hart, Vice President Strategy & Development
973-532-8130 or nhart@emisphere.com
Rx Communications Group:
Eric Goldman (media), 917-322-2563 or egoldman@rxir.com
Rhonda Chiger, 917-322-2569 or rchiger@rxir.com

EMISPHERE’S SNAC CARRIER ACHIEVES PROVISIONAL GRAS STATUS
FOR USE WITH NUTRIENTS ADDED TO FOODS AND DIETARY
SUPPLEMENTS
CEDAR KNOLLS, NJ, May 1, 2009 — Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that the company has been informed by an independent expert panel of scientists that its Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) carrier has been provisionally designated as Generally Recognized as Safe (“GRAS”) for its intended application in combination with nutrients added to food and dietary supplements. Following a comprehensive evaluation of research and toxicology data, Emisphere’s SNAC was found to be safe at a dosage up to 250 mg per day when used in combination with nutrients to improve their dietary availability. Achieving GRAS status will establish Emisphere’s carrier as exempt from pre-market approval.
“We are extremely pleased with the panel’s findings,” said Michael V. Novinski, President and Chief Executive Officer of Emisphere. “This acknowledgement of the safety of our carrier enhances the potential commercialization of our Eligen® Technology by providing a platform for combining our technology, which enhances absorption, with other substances such as vitamins. We expect that the first of these products will be our oral Eligen® Vitamin B12 product.”
Emisphere anticipates that the final step before achieving final GRAS status for SNAC will be the publication, currently scheduled for July/August, in the International Journal of Toxicology, of two peer reviewed papers describing the toxicology of SNAC.
ABOUT EMISPHERE TECHNOLOGIES, INC.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-Looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009.
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